UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2015

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 13, 2015, Howard W. Robin, the President and Chief Executive Officer of Nektar Therapeutics (“Nektar”), will present at the J.P. Morgan 2015 Healthcare Conference.  On January 6, 2015, Nektar announced that Mr. Robin’s presentation would be accessible via a Webcast through a link posted on the Investor Relations, Events Calendar section of the Nektar website: http://www.nektar.com. As part of the presentation, Mr. Robin intends to announce that based upon Nektar’s preliminary estimates, as of December 31, 2014, Nektar had cash and investments in marketable securities of approximately $262.8 million.  This financial information has been prepared by and is the responsibility of Nektar’s management and has not been audited by Nektar’s independent registered public accounting firm, and, accordingly, Nektar’s independent registered public accounting firm does not express an opinion on or provide any other form of assurance with respect to this preliminary data. This financial information is subject to completion of Nektar’s year-end financial closing procedures, the preparation of Nektar’s consolidated financial statements, and the completion of the audit of Nektar’s consolidated financial statements as of and for the year ended December 31, 2014, and Nektar’s actual results may differ from these estimates.

The information in this report, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by Nektar Therapeutics, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	January 13, 2015